Exhibit 5.1

ROPES & GRAY LLP
PRUDENTIAL TOWER
800 BOYLSTON STREET
BOSTON, MA 02199-3600
WWW.ROPESGRAY.COM

August 12, 2025

Zenas BioPharma, Inc.

852 Winter Street, Suite 250

Waltham, MA 02451

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with the registration statement on Form S-8 (the “Registration Statement”), filed by Zenas BioPharma, Inc., a Delaware corporation (the “Company”), on the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 762,000 shares of Common Stock, $0.0001 par value per share, of the Company (the “Shares”). The Shares are issuable upon the exercise of certain stock options granted by the Company to employees of the Company as an inducement material to entry into employment with the Company (each, an “Inducement Award Agreement” and collectively, the “Inducement Award Agreements”).

We are familiar with the actions taken by the Company in connection with the adoption of the Inducement Award Agreements. We have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Inducement Award Agreements, the Shares will be validly issued, fully paid and nonassessable.

Zenas BioPharma, Inc.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP